Putnam Convertible Income Growth Trust, April 30, 2009, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	8,570
Class B	246
Class C	647

72DD2 (000s omitted)

Class M	62
Class R	45
Class Y	507

73A1

Class A	0.274
Class B	0.226
Class C	0.230

73A2

Class M	0.244
Class R	0.259
Class Y	0.290

74U1	(000s omitted)

Class A	31,576
Class B	1,023
Class C	3,153

74U2	(000s omitted)

Class M	267
Class R	166
Class Y	2,054

74V1

Class A	13.43
Class B	13.22
Class C	13.31

74V2

Class M	13.32
Class R	13.39
Class Y	13.42

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.